Exhibit 99.1

For Immediate Release
Contact:	Lee Underwood
Media Relations
(706) 644-0528

Synovus Announces 2021 CEO Transition
Stelling to become executive chairman, Blair to succeed as CEO next year

COLUMBUS, GA., Dec. 17, 2020 — Synovus today announced that Chairman and CEO Kessel Stelling will move into the role of executive chairman of the board on or about April 21, 2021, in conjunction with the company’s annual shareholders meeting. President and COO Kevin Blair has been named to succeed Stelling as CEO on that same date and has also been named to the Synovus Board, effective immediately. Stelling will serve as executive chairman of Synovus Financial Corp. and Synovus Bank until January 1, 2023, then continue in an advisory role until January 1, 2025.

“The Board is pleased to announce these next steps in our succession management plan that will ensure a seamless and stable leadership transition for our team members, customers, and shareholders,” said Elizabeth Camp, lead independent director of Synovus’ Board. “We believe Kevin is more than prepared to take on the added responsibilities of CEO and we are grateful to Kessel for his steadfast and transformational leadership for more than a decade. We also appreciate Kessel’s willingness to serve in an active executive role for an extended period, partnering with and supporting Kevin in his new role as they together guide the company forward.”

“I am thrilled we have reached this significant milestone where we unveil our plans for future leadership,” said Stelling. “Kevin and I, along with our entire executive leadership team, have worked closely together over the past several years to grow our company and to effectively navigate and overcome challenges. Kevin’s leadership strengths, innovative mindset, and commitment to our people-first culture and communities make him the right leader for this company at the right time.”

Blair was promoted to president and COO in December 2019, having served as senior executive vice president and COO since December 2018. He currently leads all major core banking and specialty business lines, technology, operations, credit, HR, marketing, customer experience, and the strategy office. He joined the company as CFO in 2016, having previously served in various finance and line of business roles throughout his 24-year banking career.

Stelling has led Synovus through some of the most challenging and impactful times in the company’s history, including the consolidation of 30 bank charters into one, an unprecedented global recession, and the recent pandemic and social unrest. After assuming his role as executive chairman next year, Stelling’s responsibilities will include board leadership as well as support and guidance of the company’s strategic and operational initiatives, leadership programs, and ESG activities. Stelling has been in his current role as chairman since January 2012. He was named CEO in October 2010 and president and COO in February 2010.

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $53 billion in assets. Synovus provides commercial and retail banking, investment, and mortgage services through 289 branches in Georgia, Alabama, South Carolina, Florida, and Tennessee. Synovus Bank, a wholly owned subsidiary of Synovus, has been recognized as one of the country's “Most Reputable Banks” by American Banker and the Reputation Institute. Synovus is on the web at synovus.com, and on Twitter, Facebook, LinkedIn, and Instagram.